Exhibit 99.1
Delek Logistics Reports First Quarter 2026 Results

•Delek Logistics reported net income of $32.4 million or $0.60 per unit, and adjusted EBITDA of $132.3 million
•Successfully completed drilling of our first acid gas injection (AGI) well, progressing our sour gas processing, treating and handling solution at the Libby Gas Complex
•Signed new revolving credit facility, increasing borrowing capacity by $150 million and extending maturities to 2031
•Strong first quarter execution allows us to reiterate 2026 EBITDA Guidance of $520 million to $560 million
•Increased economic separation from DK as we continue to increase EBITDA from third party sources
•Continued our consistent distribution growth with our 53rd consecutive quarterly increase to $1.130/unit

BRENTWOOD, Tenn., April 29, 2026 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2026.
“Delek Logistics continued its strong performance into 2026, supported by solid execution across our crude, gas, and water segments” said Avigal Soreq, President of Delek Logistics’ general partner. “During the first quarter, we saw continued benefits from the ramp-up of our Delaware crude and water gathering businesses and made further progress on our sour gas gathering and acid gas injection system by completing the drilling of our first AGI well. Despite the impact of Winter Storm Fern, the business is showing strong results with rising gas G&P volumes as well as crude gathering volumes reflecting the underlying strength of our system.”
“Building on this momentum, we are reaffirming our 2026 EBITDA guidance of $520 to $560 million. Our business continues to benefit from increased third-party cash flows and the strategic steps taken over the past year, which have largely completed DKL’s economic separation from its sponsor while maintaining strong commercial alignment,” Soreq continued. “We are also proud to extend our track record of consistent returns to unitholders, supported by stable and growing cash flows.”
“Looking ahead, we are increasingly encouraged by the opportunities across our footprint, particularly at the Libby Complex, where our comprehensive acid gas injection and sour gas treating capabilities continue to gain traction. This industry-leading solution positions DKL for multi-year growth in the Delaware Basin and supports further expansion of our full-suite strategy. We remain committed to strengthening and growing Delek Logistics through prudent management of liquidity and leverage," Mr. Soreq continued.
Delek Logistics reported first quarter 2026 net income of $32.4 million or $0.60 per diluted common limited partner unit. This compares to net income of $39.0 million, or $0.73 per diluted common limited partner unit, in the first quarter 2025. Net cash provided by operating activities was $170.4 million in the first quarter 2026 compared to $31.6 million in the first quarter 2025, driven by favorable working capital movements. Distributable cash flow, as adjusted was $72.4 million in the first quarter 2026, compared to $75.1 million in the first quarter 2025. The decrease in net income and distributable cash flow from the first quarter 2025 to the first quarter 2026 was primarily attributable to the impacts of winter storm Fern.
For the first quarter 2026, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $94.9 million compared to $92.2 million in the first quarter 2025. The first quarter 2026 EBITDA included $1.2 million of transaction costs and $35.4 million of sales-type lease accounting impacts. For the first quarter 2026, Adjusted EBITDA was $132.3 million compared to $123.2 million in the first quarter 2025.
Distribution and Liquidity
On April 23, 2026, Delek Logistics declared a quarterly cash distribution of $1.130 per common limited partner unit for the first quarter 2026. This distribution will be paid on May 11, 2026 to unitholders of record on May 4, 2026. This represents a 1.8% increase over Delek Logistics’ first quarter 2025 distribution of $1.110 per common limited partner unit.
As of March 31, 2026, Delek Logistics had total debt of approximately $2.3 billion and cash of $9.9 million and a leverage ratio of approximately 4.05x. Additional borrowing capacity under the $1.3 billion third party revolving credit facility increased to $1.1 billion.
Consolidated Operating Results
Adjusted EBITDA in the first quarter 2026 was $132.3 million compared to $123.2 million in the first quarter 2025. The $9.1 million increase in Adjusted EBITDA reflects higher margins in the wholesale business and increased interest income related to sales-type leases.

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Gathering and Processing Segment
Adjusted EBITDA in the first quarter 2026 was $82.9 million compared with $81.1 million in the first quarter 2025. The increase was primarily due to increased margins.
Wholesale Marketing and Terminalling Segment
Adjusted EBITDA in the first quarter 2026 was $14.3 million, compared with first quarter 2025 Adjusted EBITDA of $17.8 million. The decrease was primarily due to the termination of the East Texas marketing agreement with Delek Holdings, which was partially offset by an increase in wholesale margins.
Storage and Transportation Segment
Adjusted EBITDA in the first quarter 2026 was $25.2 million, compared with $14.5 million in the first quarter 2025.The increase was primarily due to increased income from sales-type leases.
Investments in Pipeline Joint Ventures Segment
During the first quarter 2026, Adjusted EBITDA from equity method investments was $18.3 million compared to $16.8 million in the first quarter 2025. The increase was primarily due to increase in income from W2W, partially offset by a decrease in income from our investments in our other joint ventures.
Corporate
Adjusted EBITDA in the first quarter 2026 was a loss of $8.4 million compared to a loss of $6.9 million in the first quarter 2025.
First Quarter 2026 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2026 results on Wednesday, April 29, 2026 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense. Forward-looking statements include, but are not limited to, anticipated performance and financial position; statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity Water Midstream acquisitions; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth.
Investors are cautioned that the following important factors, including among others, may affect these forward-looking statements: the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; political or regulatory developments, including tariffs, taxes and changes in governmental policies relating to crude oil, natural gas, refined products or renewables; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; Delek Logistics' ability to realize cost reductions; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties with respect to the possible benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity transactions, as well as from integration post-closing; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; uncertainties regarding actions by OPEC and non-OPEC oil producing countries impacting crude oil production and pricing; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures; scheduled turnaround activity; the results of our investments in joint ventures; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.

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Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Non-GAAP Disclosures
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before interest, income taxes, depreciation and amortization and proportional interest, taxes, depreciation and amortization of equity method investments.
•Adjusted EBITDA - EBITDA adjusted for throughput and storage fees associated with the lease component of commercial agreements subject to sales-type lease accounting and certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.
•Distributable cash flow - calculated as net cash flow from operating activities adjusted for changes in assets and liabilities, maintenance capital expenditures net of reimbursements, sales-type lease receipts, net of income recognized and other adjustments not expected to settle in cash.
•Distributable cash flow, as adjusted - calculated as distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted, measures are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of these non-GAAP measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance and liquidity for current and comparative periods. Non-GAAP measures should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, net cash provided by operating activities and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted may be defined differently by other partnerships in our industry, our definitions may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. However, due to the inherent difficulty and impracticability of estimating certain amounts required by U.S. GAAP with a reasonable degree of certainty at this time without unreasonable effort and imprecision, we have not provided a reconciliation of forward-looking Adjusted EBITDA guidance.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$9,907	$10,892
Accounts receivable	146,588	114,544
Accounts receivable from related parties	306,286	216,641
Lease receivable - affiliate	47,681	36,362
Inventory	20,967	17,913
Other current assets	4,900	4,416
Total current assets	536,329	400,768
Property, plant and equipment:
Property, plant and equipment	1,876,022	1,827,530
Less: accumulated depreciation	(431,556)	(403,523)
Property, plant and equipment, net	1,444,466	1,424,007
Equity method investments	333,795	340,070
Customer relationship intangibles, net	227,377	233,022
Other intangibles, net	142,833	137,439
Goodwill	12,203	12,203
Operating lease right-of-use assets	10,704	11,683
Finance lease right-of-use assets	28,179	27,802
Net investment in leases - affiliate	158,666	185,656
Other non-current assets	14,148	6,618
Total assets	$2,908,700	$2,779,268

LIABILITIES AND (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$508,501	$292,908
Interest payable	26,930	30,557
Excise and other taxes payable	7,771	16,569
Current portion of operating lease liabilities	2,478	3,027
Current portion of finance lease liabilities	9,031	8,310
Accrued expenses and other current liabilities	6,256	5,122
Total current liabilities	560,967	356,493
Non-current liabilities:
Long-term debt, net of current portion	2,294,624	2,344,420
Operating lease liabilities, net of current portion	3,054	3,551
Finance lease liabilities, net of current portion	20,010	20,289
Asset retirement obligations	25,169	24,278
Other non-current liabilities	25,029	24,123
Total non-current liabilities	2,367,886	2,416,661
Total liabilities	2,928,853	2,773,154
(Deficit) Equity:
Common unitholders - public; 19,653,345 units issued and outstanding at March 31, 2026 (19,643,923 at December 31, 2025)	500,506	510,376
Common unitholders - Delek Holdings; 33,868,203 units issued and outstanding at March 31, 2026 (33,868,203 at December 31, 2025)	(520,659)	(504,262)
Total (deficit) equity	(20,153)	6,114
Total liabilities and (deficit) equity	$2,908,700	$2,779,268

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2026	2025
Net revenues:
Affiliate	$166,690	$126,321
Third party	130,776	123,609
Net revenues	297,466	249,930
Cost of sales:
Cost of materials and other - affiliate	108,185	89,966
Cost of materials and other - third party	60,426	39,086
Operating expenses (excluding depreciation and amortization presented below)	46,596	40,630
Depreciation and amortization	35,353	26,498
Total cost of sales	250,560	196,180
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	449	355
General and administrative expenses	4,274	8,864
Depreciation and amortization	1,148	1,218
Other operating expense (income), net	1,026	(4,286)
Total operating costs and expenses	257,457	202,331
Operating income	40,009	47,599
Interest income	(32,285)	(22,547)
Interest expense	51,592	41,101
Income from equity method investments	(11,623)	(10,150)
Other income, net	(27)	(21)
Total non-operating expenses, net	7,657	8,383
Income before income taxes	32,352	39,216
Income tax expense	—	182
Net income	32,352	39,034
Comprehensive income	$32,352	$39,034
Net income per unit:
Basic	$0.60	$0.73
Diluted	$0.60	$0.73
Weighted average common units outstanding:
Basic	53,514,387	53,604,659
Diluted	53,602,510	53,633,836

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended March 31,
(Unaudited)	2026	2025
Cash flows from operating activities
Net cash provided by operating activities	$170,376	$31,550
Cash flows from investing activities
Net cash used in investing activities	(49,298)	(234,767)
Cash flows from financing activities
Net cash (used in) provided by financing activities	(122,063)	199,940
Net decrease in cash and cash equivalents	(985)	(3,277)
Cash and cash equivalents at the beginning of the period	10,892	5,384
Cash and cash equivalents at the end of the period	$9,907	$2,107

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2026	2025
Reconciliation of Net Income to EBITDA:
Net income	$32,352	$39,034
Add:
Income tax expense	—	182
Depreciation and amortization	36,501	27,716
Proportional interest, taxes, depreciation and amortization from equity-method investments	6,696	6,665
Interest expense, net	19,307	18,554
EBITDA	94,856	92,151
Throughput and storage fees for sales-type leases	35,381	27,706
DPG Inventory Impact	299	—
Transaction costs	1,161	3,349
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	587	—
Adjusted EBITDA	$132,284	$123,206

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$170,376	$31,550
Changes in assets and liabilities	(94,232)	32,080
Non-cash lease expense	(1,101)	(2,267)
Net distributions from equity method investments in investing activities	5,025	2,127
Regulatory and sustaining capital expenditures not distributable	(8,347)	(645)
Reimbursement from Delek Holdings for capital expenditures	12	9
Sales-type lease receipts, net of income recognized	3,096	5,159
Other non-cash adjustments	(3,636)	3,692
Distributable Cash Flow	71,193	71,705
Transaction costs	1,161	3,349
Distributable Cash Flow, as adjusted (1)	$72,354	$75,054

(1) Distributable cash flow adjusted to exclude transaction costs primarily associated with the H2O Midstream Acquisition and Gravity Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2026	2025
Distributions to partners of Delek Logistics, LP	$60,080	$59,319

Distributable cash flow	$71,193	$71,705
Distributable cash flow coverage ratio (1)	1.18x	1.21x
Distributable cash flow, as adjusted	$72,354	$75,054
Distributable cash flow coverage ratio, as adjusted (2)	1.20x	1.27x

(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended March 31, 2026
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$49,246	$93,926	$23,518	$—	$—	$166,690
Third party	105,430	23,870	1,476	—	—	130,776
Total revenue	$154,676	$117,796	$24,994	$—	$—	$297,466

Adjusted EBITDA	$82,928	$14,314	$25,162	$18,319	$(8,439)	$132,284
Transaction costs	—	—	—	—	1,161	1,161
DPG Inventory Impact	299	—	—	—	—	299
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	587	—	—	—	—	587
Throughput and storage fees for sales-type leases	11,422	4,552	19,407	—	—	35,381
Segment EBITDA	$70,620	$9,762	$5,755	$18,319	$(9,600)	94,856
Depreciation and amortization	$33,241	$768	$1,725	$—	$767	36,501
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$6,696	$—	6,696
Interest income	$(10,158)	$(4,017)	$(18,110)	$—	$—	(32,285)
Interest expense	$—	$—	$—	$—	$51,592	51,592
Income tax expense						—
Net income						$32,352

	Three Months Ended March 31, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures		Corporate and Other	Consolidated
Net revenues:
Affiliate	$38,567	$64,708	$23,046	$—		$—	$126,321
Third party	80,036	41,991	1,582	—		—	123,609
Total revenue	$118,603	$106,699	$24,628	$—		$—	$249,930

Adjusted EBITDA	$81,075	$17,750	$14,471	$16,815		$(6,905)	$123,206
Transaction costs	—	—	—	—		3,349	3,349
Throughput and storage fees not included in revenue	13,136	4,513	10,057	—		—	27,706
Segment EBITDA	$67,939	$13,237	$4,414	$16,815	$—	$(10,254)	92,151
Depreciation and amortization	$24,723	$952	$1,281	$—		$760	27,716
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$6,665		$—	6,665
Amortization of marketing contract intangible	$—	$—	$—	$—		$—	—
Interest income	(11,365)	(4,161)	(7,021)	—		—	(22,547)
Interest expense	$—	$—	$—	$—		$41,101	41,101
Income tax expense							182
Net income							$39,034

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Gathering and Processing	2026	2025
Regulatory capital spending	$888	$—
Sustaining capital spending	7,187	13
Growth capital spending	41,444	71,298
Segment capital spending	49,519	71,311
Wholesale Marketing and Terminalling
Regulatory capital spending	63	11
Sustaining capital spending	14	79
Growth capital spending	34	—
Segment capital spending	111	90
Storage and Transportation
Regulatory capital spending	—	221
Sustaining capital spending	195	321
Segment capital spending	195	542
Consolidated
Regulatory capital spending	951	232
Sustaining capital spending	7,396	413
Growth capital spending	41,478	71,298
Total capital spending	$49,825	$71,943

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended March 31,
	2026	2025
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	62,758	61,888
Refined products pipelines to Enterprise Systems	44,658	56,010
El Dorado Gathering System	9,220	10,321
East Texas Crude Logistics System	27,284	26,918
Midland Gathering System	218,203	246,090
Plains Connection System	212,359	179,240
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	63,903	59,809
Crude Oil Gathering (average bpd)	129,451	122,226
Water Disposal and Recycling (average bpd)	111,173	128,499
Midland Water Gathering System:
Water Disposal and Recycling (average bpd) (2)	565,411	632,972
Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (3)	—	67,876
West Texas marketing throughputs (average bpd)	11,771	10,826
West Texas gross margin per barrel	$4.42	$1.64
Terminalling throughputs (average bpd) (4)	135,744	135,404
(1) Mcfd - average thousand cubic feet per day.
(2) Consists of volumes of H2O Midstream and Gravity. 2025 Gravity volumes are from January 2, 2025, to March 31, 2025.
(3) East Texas Marketing agreement was terminated on January 1, 2026.
(4) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, our El Dorado and North Little Rock, Arkansas terminals and our Memphis and Nashville, Tennessee terminals.

Investor Relations and Media/Public Affairs Contact:

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investor.relations@delekus.com
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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